EXHIBIT 99.1

SYSCO                                                                  [LOGO]
--------------------------------------------------------------------------------
SYSCO Corporation                                                   NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390
                                                 FOR MORE INFORMATION
                                                 CONTACT: John M. Palizza
                                                          Assistant Treasurer
                                                          (281) 584-1308


           SYSCO POSTS 13.0% EPS GAIN FOR THIRD QUARTER OF FISCAL 2003

     HOUSTON, APRIL 28, 2003 -- SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketer and distributor, today announced results for its third quarter of fiscal year 2003 ended March 29, 2003.

THIRD  QUARTER  HIGHLIGHTS:

o Diluted earnings per share rose 13.0% to $0.26 compared to $0.23 in the same period last year
o Net earnings increased 11.2% to $168.4 million vs. $151.4 million in last year's third quarter
o    Sales for the quarter grew 13.8% to $6.4 billion vs. $5.6 billion last year
o    Real sales growth for the third quarter was 5.7%
o SYSCO Brand items, excluding Canadian operations, accounted for 56.3% of marketing associate-served sales compared to 55.7% last year
o SYSCO Brand items, excluding Canadian operations, represented 48.2% of all traditional broadline company sales compared to 48.1% in last year's third quarter
o Excluding Canadian operations, Marketing associate-served sales as a percentage of traditional broadline sales were 53.9% compared to 54.0% in the same period last year

     Commenting on the third quarter, Richard J. Schnieders, SYSCO's chairman and chief executive officer, said, "I am proud of our entire family of 47,000 associates and the earnings they helped SYSCO achieve during a quarter marked by numerous challenges. The record snowfalls experienced across the East Coast and Colorado, and the harsh weather suffered in the midwestern states, made this one of the most difficult third quarters in recent history. In addition, the onset of war in Iraq, coupled with the slowdown in business and leisure travel that typically benefits foodservice operators, made for a very challenging operating environment for us throughout the quarter.

     "The third quarter was also unique due to the industry attention devoted to allegations concerning one of our competitors and the resulting distractions that it brought to the marketplace," Mr. Schnieders continued. "However, the


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professionalism  of our associates and their dedication to our customers allowed
SYSCO to achieve solid sales and earnings gains and record its 108th consecutive quarter of sales and earnings increases."

     Mr. Schnieders concluded his remarks by noting that SYSCO had an all-time record sales week in week 10 of the third quarter and also began its fourth fiscal quarter with another record sales week. "Sales for the first week of the fourth quarter were $536.4 million, 2.7 percent higher than the previous record," he said. "The solid sales gains achieved in March have carried into our final quarter."

     Sales for the quarter grew 13.8% to $6.4 billion from $5.6 billion in last year's third quarter. SYSCO's third quarter real sales growth of 5.7 percent, or total sales growth adjusted for 0.8 percent food cost inflation and 7.3 percent sales growth from acquisitions, represented a three percentage point improvement compared to the 2.7 percent real sales growth reported in the same period last year. Sales for the first 39 weeks of fiscal 2003 grew 12.5% to $19.2 billion from $17.0 billion for the first 39 weeks last year. Through the first 39 weeks of fiscal 2003, SYSCO's real sales increased 6.8 percent (total sales growth adjusted for 0.8 percent deflation and 6.5 percent sales growth from acquisitions) compared to 1.8 percent real sales growth during last year's first 39 weeks.

     Thomas E. Lankford, SYSCO's president and chief operating officer, said, "During the third quarter we were able to improve our operating efficiencies, reducing overall operating expenses as a percentage of sales by 10 basis points. This was primarily a result of our technology systems, especially the SYSCO Order Selector (SOS) and our delivery vehicle routing systems. The SOS unit has been very successful in reducing the occurrence of inaccurate orders, and with our routing systems mapping the most efficient delivery routes, we continue to post significant improvements in the performance areas most important to our customers as well as internal performance metrics, including pieces per stop, lines per stop, pieces per trip and pieces per mile.

     "During the third quarter," added Mr. Lankford, "we also continued our product and geographic expansion. Specifically, we signed a letter of intent to acquire the meat cutting division and certain broadline assets from the Colorado Boxed Beef Company (Auburndale, FL), a deal that was completed last week. During the last quarter we also announced an agreement to acquire Reed Distributors (Lewiston, ME), a paper and chemical distribution company to the foodservice industry, and that acquisition should be completed in early May.

     Mr. Lankford also stated that the construction of SYSCO's Northeast Redistribution Center and the fulfillment of all associated staffing and networking needs are progressing according to plan. Located near Front Royal, Virginia, SYSCO's Northeast Redistribution Center is expected to be operational in the summer of 2004 and will receive and redistribute food and food-related products to 14 SYSCO operating companies in the Northeast. Total cash expended for the National Supply Chain project has been $59.6 million since the initiative began in fiscal 2002. Of that figure, $29.6 million has been expensed and the remainder has been capitalized. During the recently completed quarter, expenses for the project amounted to $4.5 million for a cumulative $14 million during fiscal year 2003. When the Northeast Redistribution Center is completed and operational, total cash expenditures for this phase of the National Supply Chain project are expected to be between $275 million and $325 million, which includes developmental costs and information technology systems which will


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benefit  a  nationwide  rollout.  Approximately  75  percent  of this  amount is capitalizable. Capitalized costs for any future redistribution center in other regions are expected to range between $65 million and $75 million.

     "SYSCO is uniquely  positioned,  in terms of our  financial  strength,  our national presence and our supply chain expertise and proficiencies, to successfully undertake this initiative," Mr. Lankford continued. "Once the facility is operational, we expect to begin achieving significant reductions in inventory at the local operating companies as we transition product flow and safety stock to the redistribution center. The redistribution center will also free capacity at our operating companies throughout the region, postponing investments in warehouse expansion.

     "Our expansion efforts and growth strategies have proven to be sound and successful," concluded Mr. Lankford. "SYSCO is positioned for continued growth as we help our customers succeed in the $200 billion industry we serve."

     SYSCO is the largest foodservice marketing and distribution organization in North America, generating sales of $24.7 billion for calendar year 2002. The company's 147 distribution locations in the United States and Canada provide food and related products and services to approximately 415,000 restaurants, healthcare and educational facilities, lodging establishments and other foodservice customers. For more information about SYSCO visit the company's Internet home page at www.sysco.com.

Forward-Looking Statements

     Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to continue to grow its business, control or reduce expenses and increase operating efficiencies, and statements regarding the timing, cost and expected benefits of the Northeast Redistribution Center and the national supply chain project. These statements involve risks and uncertainties and are based on management's current expectations and estimates; actual results may differ materially. Those risks and uncertainties that could impact these statements include the risks relating to the foodservice distribution industry's relatively low profit margins and sensitivity to general economic conditions, including the current economic environment; SYSCO's leverage and debt risks; risks relating to the successful completion of acquisitions and fold-outs and integration of acquired companies; risks and uncertainties relating to the successful completion of the Northeast
Redistribution Center; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; and internal factors such as the ability to control expenses. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002 as filed with the Securities and Exchange Commission.



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
                                SYSCO CORPORATION
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                      (In Thousands Except for Share Data)


                                                                      For the 13-Week Period Ended
                                                                ------------------------------------------------
                                                                  March 29, 2003                March 30, 2002
                                                                ------------------            ------------------
Sales                                                             $    6,395,278                $    5,620,324

Costs and expenses
    Cost of sales                                                      5,144,473                     4,510,059
    Operating expenses                                                   962,459                       851,668
    Interest expense                                                      18,276                        14,318
    Other, net                                                            (2,661)                         (877)
                                                                ------------------            ------------------
Total costs and expenses                                               6,122,547                     5,375,168
                                                                ------------------            ------------------
Earnings before income taxes                                             272,731                       245,156
Income taxes                                                             104,320                        93,772
                                                                ------------------            ------------------
Net earnings                                                      $      168,411                $      151,384
                                                                ==================            ==================
Basic earnings per share                                          $         0.26                $         0.23
                                                                ==================            ==================
Diluted earnings per share                                        $         0.26                $         0.23
                                                                ==================            ==================

Average shares outstanding                                           649,267,210                   661,144,231
                                                                ==================            ==================
Diluted average shares outstanding                                   657,994,124                   672,528,949
                                                                ==================            ==================


The comparative segment sales data for the third quarter of fiscal years 2003 and 2002 are summarized below.

                                                                     For the 13-Week Period Ended (Unaudited)
                                                                ------------------------------------------------
                                                                 March 29, 2003                 March 30, 2002
                                                                ------------------            ------------------
Sales                                                                          (In Thousands)
    Broadline                                                     $    5,247,872                $    4,589,066
    SYGMA                                                                713,334                       648,925
    Other                                                                502,378                       430,951
    Intersegment                                                         (68,306)                      (48,618)
                                                                ------------------            ------------------
Total sales                                                       $    6,395,278                $    5,620,324
                                                                ==================            ==================

The comparative sales growth data for the third quarter of fiscal years 2003 and 2002 are summarized below.

                                                                     For the 13-Week Period Ended (Unaudited)
                                                                ------------------------------------------------
                                                                 March 29, 2003                 March 30, 2002
                                                                ------------------            ------------------
Total sales growth                                                     13.8%                        5.2%
Less growth from acquisitions                                          (7.3)                       (1.5)
Less inflation                                                         (0.8)                       (1.0)
                                                                ------------------            ------------------
Real Sales Growth                                                       5.7%                        2.7%
                                                                ==================            ==================

Inflation/deflation calculated using SYSCO's Internal Inflation Index.



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


                                SYSCO CORPORATION
                CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                      (In Thousands Except for Share Data)

                                                                          For the 39-Week Period Ended
                                                                  ----------------------------------------------
                                                                   March 29, 2003                March 30, 2002
                                                                  ----------------              ----------------
Sales                                                             $   19,168,497                $   17,039,968

Costs and expenses
    Cost of sales                                                     15,396,893                    13,675,331
    Operating expenses                                                 2,860,385                     2,552,479
    Interest expense                                                      52,607                        46,695
    Other, net                                                            (8,679)                       (1,936)
                                                                  ----------------              ----------------
Total costs and expenses                                              18,301,206                    16,272,569
                                                                  ----------------              ----------------
Earnings before income taxes                                             867,291                       767,399
Income taxes                                                             331,739                       293,530
                                                                  ----------------              ----------------
Net earnings                                                      $      535,552                $      473,869
                                                                  ================              ================
Basic earnings per share                                          $         0.82                $         0.71
                                                                  ================              ================
Diluted earnings per share                                        $         0.81                $         0.70
                                                                  ================              ================
Average shares outstanding                                           652,148,645                   663,289,299
                                                                  ================              ================
Diluted average shares outstanding                                   662,873,938                   675,028,798
                                                                  ================              ================


The comparative segment sales data for the 39 weeks of fiscal years 2003 and 2002 are summarized below.

                                                                     For the 39-Week Period Ended (Unaudited)
                                                                  ---------------------------------------------
                                                                   March  29,  2003             March 30, 2002
                                                                  ----------------              ---------------
Sales                                                                            (In Thousands)
    Broadline                                                     $   15,796,806                $   13,967,699
    SYGMA                                                              2,133,252                     1,956,650
    Other                                                              1,429,382                     1,251,424
    Intersegment                                                        (190,943)                     (135,805)
                                                                  ----------------              ---------------
Total sales                                                       $   19,168,497                $   17,039,968
                                                                  ================              ===============


The comparative sales growth data for the 39 weeks of fiscal years 2003 and 2002 are summarized below.

                                                                     For the 39-Week Period Ended (Unaudited)
                                                                  ---------------------------------------------
                                                                   March 29, 2003                March 30, 2002
                                                                  ----------------              ---------------
Total sales growth                                                     12.5%                         6.5%
Less growth from acquisitions                                          (6.5)                        (2.6)
Plus deflation, less inflation                                          0.8                         (2.2)
                                                                  ----------------              ---------------
Real Sales Growth                                                       6.8%                         1.7%
                                                                  ================              ===============

Inflation/deflation calculated using SYSCO's Internal Inflation Index.



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
                                                 SYSCO CORPORATION
                                      CONSOLIDATED BALANCE SHEETS (Unaudited)
                                                   (In Thousands)

                                                                   March 29, 2003               March 30, 2002
                                                                  ----------------             ----------------
Current assets
   Cash                                                           $      186,956                $      346,083
   Receivables                                                         1,946,819                     1,625,314
   Inventories                                                         1,256,397                     1,089,334
   Deferred taxes                                                              -                       104,993
   Prepaid expenses                                                       60,775                        52,133
                                                                  ----------------             ----------------
     Total  current  assets                                            3,450,947                     3,217,857

Plant and equipment at cost, less depreciation                         1,829,021                     1,646,465

Other assets
   Goodwill and intangibles                                            1,084,693                       774,694
   Restricted cash                                                        84,056                             -
   Other                                                                 207,168                       187,970
                                                                  ----------------             ----------------
      Total  other  assets                                             1,375,917                       962,664
                                                                  ----------------             ----------------
Total assets                                                      $    6,655,885                $    5,826,986
                                                                  ================             ================

Current liabilities
   Notes payable                                                  $       81,492                $      271,195
   Accounts payable                                                    1,522,670                     1,305,245
   Accrued expenses                                                      808,094                       587,975
   Accrued income taxes                                                   15,242                        65,351
   Deferred taxes                                                        250,383                             -
   Current maturities of long-term debt                                   24,684                        11,400
                                                                  ----------------             ----------------
     Total  current  liabilities                                       2,702,565                     2,241,166

Other liabilities
   Long-term debt                                                      1,279,657                       877,035
   Deferred taxes                                                        476,629                       428,169
                                                                  ----------------             ----------------
     Total  other  liabilities                                         1,756,286                     1,305,204

Shareholders' equity
   Common stock, par $l per share                                        765,175                       765,175
   Paid-in capital                                                       246,756                       213,748
   Retained earnings                                                   3,202,358                     2,782,545
   Other comprehensive loss                                              (65,435)                       (5,624)
   Treasury stock                                                     (1,951,820)                   (1,475,228)
                                                                  ----------------             ----------------
   Total  shareholders'  equity                                        2,197,034                     2,280,616
                                                                  ----------------             ----------------
Total liabilities and shareholders' equity                        $    6,655,885                $    5,826,986
                                                                  ================             ================

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
                                SYSCO CORPORATION
                CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
                                 (In Thousands)

                                                                            For the 39-Week Period Ended
                                                                    -----------------------------------------
                                                                    March 29, 2003             March 30, 2002
                                                                    --------------             --------------
Cash flows from operating activities:
   Net earnings                                                       $  535,552                 $  473,869
  Add non-cash items:
      Depreciation and amortization                                      204,155                    203,477
      Deferred tax provision                                             320,469                    142,237
      Provision for bad debts                                             24,444                     25,647
  Additional  investment  in certain  assets and  liabilities, net of effect of businesses acquired:
      (Increase) decrease in receivables                                (175,262)                     3,251
      (Increase) in inventories                                         (116,560)                   (43,691)
      (Increase) in prepaid expenses                                     (18,740)                   (11,647)
      Increase in accounts payable                                       152,606                     31,683
      (Decrease) in accrued expenses                                      (2,328)                   (19,976)
      (Decrease) in accrued income taxes                                 (20,158)                   (57,981)
      (Increase) in other assets                                         (19,683)                    (2,553)
                                                                    --------------             --------------
   Net cash provided by operating activities                             884,495                    744,316
                                                                    --------------             --------------
Cash flows from investing activities:
  Additions to plant and equipment                                      (310,392)                  (309,343)
  Proceeds from sales of plant and equipment                               9,528                      8,024
  Acquisition of businesses, net of cash acquired                       (169,492)                   (12,198)
  Increase in restricted cash                                            (52,056)                         -
    Net cash used for investing activities                              (522,412)                  (313,517)

Cash flows from financing activities:
  Bank and commercial paper borrowings                                   115,039                    161,111
  Other debt repayments                                                   (7,432)                   (16,809)
  Common stock reissued from treasury                                     81,971                     71,612
  Treasury stock purchases                                              (372,808)                  (282,904)
  Dividends paid                                                        (190,336)                  (153,469)
                                                                    --------------             --------------
    Net cash used for financing activities                              (373,566)                  (220,459)
                                                                    --------------             --------------
Net (decrease) increase in cash                                          (11,483)                   210,340
Cash at beginning of period                                              198,439                    135,743
                                                                    --------------             --------------
Cash at end of period                                                 $  186,956                 $  346,083
                                                                    ==============             ==============
Cash paid during the  period for:
  Interest                                                            $   44,451                 $   44,082
  Income taxes                                                        $   36,734                 $  208,730


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